EXHIBIT 23-B

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 1999 included in the Annual Report on Form 10-K of Columbia Energy Group and subsidiaries for the year ended December 31, 1998 and to all references to Arthur Andersen LLP included in this Registration Statement.

Arthur Andersen LLP


New York, New York
June 15, 1999